Exhibit 10.3

AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

            THIS AMENDMENT, dated as of June 2, 2010, to Amended and Restated Executive Employment Agreement, dated as of December 31, 2008, between Paul Raines (“Executive”) and GameStop Corp. (the “Company”) (such agreement, the “Original Agreement”).  (Defined terms used herein shall have the respective meanings ascribed thereto in the Original Agreement.)

            WHEREAS, the Parties desire to modify the Original Agreement as provided below;

            NOW, THEREFORE, the Parties hereby agree that the Original Agreement shall be modified as follows:

1.         Executive’s Position/Duties.  Effective as of the date hereof, during the term of the Original Agreement, including any renewal term, Executive shall be Chief Executive Officer of the Company, and shall have all of the duties and responsibilities of that position.

2.         Term of Employment.  The term of Executive’s employment shall continue for a period of three years following the date hereof, unless terminated earlier in accordance with Section 4 of the Original Agreement.  At the expiration (but not earlier termination) of the term (including any renewal term), the term of Executive’s employment shall automatically renew for an additional period of one year, unless either party has given the other party written notice of non-renewal at least six months prior to such expiration.

3.         Base Salary Compensation and Current Year Target Bonus.  During the term of Executive’s employment, the Company shall provide Executive with a Base Salary of no less than one million dollars ($1,000,000) per year, paid in accordance with the Company’s normal payroll policies.  In addition to the Executive’s target bonus of 100% of Base Salary previously established for the current fiscal year under the Company’s Supplemental Compensation Plan (the “Plan”), Executive shall be entitled to an additional target bonus of 100% of his annual Base Salary with respect to an additional target for the period from the Effective Date through the end of the current fiscal year as established under the Plan by the Compensation Committee of the Board.

4.         Protective Covenants.  Clause (ii) of each of Sections 10(c), 10(d) and 10(e) of the Original Agreement shall hereafter read “(ii) two years after Executive’s employment with the Company ceases.”

5.         Miscellaneous.  Except as modified by this Amendment mutatis mutandis, all terms and conditions set forth in the Original Agreement shall continue to apply and remain unchanged and in full force and effect, and any reference in the Original Agreement to “this Agreement” shall mean the Original Agreement as modified by this Amendment.

Exhibit 10.3

            IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

EXECUTIVE:

/s/ Paul Raines_______________________

Paul Raines

THE COMPANY:

GAMESTOP CORP.

By: /s/ Daniel A. DeMatteo_____________

Name:  Daniel A. DeMatteo

Title:  Executive Chairman